SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                          (Amendment No.             )

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]     Confidential, For Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))


                            CATALINA LIGHTING, INC.
                (Name of Registrant as Specified in Its Charter)

                            CATALINA LIGHTING, INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                             CATALINA LIGHTING, INC.

                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS


                           TO BE HELD ON MAY 10, 1999


                                   ----------


         The Annual Meeting of Stockholders of Catalina Lighting, Inc., a Florida corporation (the "Company"), will be held on May 10, 1999 at 8:00 a.m. local time at the Company's corporate office located at 18191 N.W. 68th Avenue, Miami, Florida 33015, for the following purposes:


         1. To elect seven persons to the Company's Board of Directors to hold office until their respective terms of office shall expire and until their respective successors are duly elected and qualified;

         2. To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's auditors for the year ended September 30, 1999; and

         3. To transact such other business as may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 1, 1999 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders and at any adjournments or postponements thereof.

                                        By order of the Board of Directors

                                        THOMAS M. BLUTH, Secretary


Miami, Florida
April 23, 1999


         ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED GOLD PROXY CARD AT THEIR EARLIEST CONVENIENCE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

                             CATALINA LIGHTING, INC.

                             18191 N.W. 68TH AVENUE

                              MIAMI, FLORIDA 33015

                                   ----------

                                 PROXY STATEMENT
                                   ----------

                       1999 ANNUAL MEETING OF STOCKHOLDERS


                           TO BE HELD ON MAY 10, 1999

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Catalina Lighting, Inc., a Florida corporation (the "Company"), of Proxies for use at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's corporate office, 18191 N.W. 68th Avenue, Miami, Florida 33015, on May 10, 1999 at 8:00 a.m.
local time, and at any and all adjournments or postponements thereof.


         The purpose of the Annual Meeting is to elect seven persons to the Board of Directors, to ratify the appointment of auditors and to transact such other business as may properly come before the meeting. The Company's nominees for election to the Board of Directors include three new independent director-candidates.



         According to materials delivered to the Company on behalf of David M. Moss, Moss may propose as nominees and solicit proxies for up to two director candidates at the 1999 Annual Meeting, himself and Mr. Richard Dubal, the president of a competitor of the Company.



         Management and all members of the Board of Directors believe that election of Moss' nominees to serve on the Board of Directors would be contrary to the interests of the Company and its stockholders.

         You are urged to date, sign and promptly mail the enclosed gold proxy in the enclosed addressed envelope, which requires no postage in the United States. The Board of Directors recommends that you discard and not vote any proxy card sent to you by Moss.


         The Annual Report of the Company for the fiscal year ended September 30, 1998 accompanies this Proxy Statement. This Proxy Statement is first being mailed to stockholders on April 23, 1999.


OUTSTANDING STOCK AND VOTING RIGHTS

         In accordance with the Bylaws of the Company, the Board of Directors of the Company (the "Board") has fixed the close of business on April 1, 1999 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only stockholders of record on that date will be entitled to vote. A stockholder who submits a proxy has the power to revoke it by notice of revocation directed to the proxy-holders or the Company at any time before it is voted. Proxies which are properly executed will be voted in accordance with the instructions contained therein. If instructions are not given therein, unless authority is withheld, properly executed proxies will be voted FOR the election of the directors nominated by the Board of Directors of the Company and FOR ratification of the appointment of auditors. Although a stockholder may have given a proxy, such stockholder may nevertheless attend the Annual Meeting, revoke the proxy before it is exercised and vote in person.

         Each share of the common stock of the Company, $.01 par value (the "Common Stock"), outstanding on the Record Date will be entitled to one vote on all matters. The seven candidates for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. The ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. Because abstentions with respect to any matter other than the election of directors are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal other than the election of directors. Broker non-votes are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Annual Meeting.


         As of April 1, 1999, the Record Date, there were 7,078,369 issued and outstanding shares of the Common Stock. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The holders of a majority of the shares of stock entitled to vote at any meeting of stockholders must be present in person or represented by proxy to constitute a quorum for the transaction of any business at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


         The following table sets forth information with respect to the Company's Common Stock beneficially owned by those who were the beneficial owners of more than 5% of the Company's stock. Except as otherwise noted, beneficial ownership is as of April 1, 1999 and, other than as provided by community property and other such laws, consists of sole voting and investment power.

 NAME AND ADDRESS OF                 COMMON STOCK
  BENEFICIAL OWNER               BENEFICIALLY OWNED(1)             PERCENTAGE(1)
--------------------             ---------------------             -------------
Heartland Advisors, Inc.......           1,442,700(2)                      20.4%
790 North Milwaukee Street
Milwaukee, WI 53202

Robert Hersh..................           1,185,300(3)                      16.2%
18191 N.W. 68th Avenue
Miami, Florida 33015

Dean Rappaport................           1,117,100(4)                      15.1%
18191 N.W. 68th Avenue
Miami, Florida 33015

William D. Stewart............           1,015,500(5)                      13.9%
18191 N.W. 68th Avenue
Miami, Florida 33015

Nathan Katz...................             630,742(6)                       8.6%
55 Norfolk Avenue
Easton, MA

Wai Check Lau.................             558,200(7)                       7.9%
6/F, Kenning Industrial Bldg.
19 Wang Hoi Road
Kowloon, Hong Kong

Dimensional Fund Advisors, Inc.            450,900(8)                       6.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 9040

David M. Moss.................             429,082(9)                       6.1%
6073 N.W. 167th Street
Building C-5
Miami, FL 33015

---------------------------------

1 Includes shares which may be acquired pursuant to vested stock options and options which become exercisable through May 31, 1999. Percentage ownership based upon 7,078,369 shares outstanding as of April 1, 1999.

2 Based solely upon a Schedule 13G filed with the Securities and Exchange Commission, Heartland Advisors, Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,442,700 shares of Catalina Lighting, Inc. stock, all of which shares are held in investment advisory accounts. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The interest of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the stock.


3 Includes 750,000 shares as to which voting power is shared (see note 7 below) and shares purchasable through the exercise of options as follows:
     45,000 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 62,500 shares at $6.75 per share.

4 Includes 750,000 shares as to which voting power is shared (see note 7 below) and shares purchasable through the exercise of options as follows:
     100,000 shares at $1.75 per share and 212,500 shares at $2.4375 per share.

5 Includes 750,000 shares as to which voting power is shared (see note 7 below) and shares purchasable through the exercise of options as follows:
     20,000 shares at $1.75 per share and 212,500 shares at $2.4375 per share.

6    Includes shares purchasable  through the exercise of options as follows:
     55,000 shares at $1.75 per share and 162,500 shares at $2.4375 per share.

7 Of the number of shares beneficially owned by Wai Check Lau, 477,500 shares are owned by Go-Gro Holdings Limited, which is owned by Wai
     Check Lau, 6,000 shares are owned by Amy Yuen Ying Lau Cheung, the wife of Wai Check Lau and 21,500 shares are owned jointly by Wai Check Lau and Amy Yuen Ying Lau Cheung. In July 1994, as part of the Company's acquisition of Go-Gro Industries Limited ("Go-Gro"), Wai Check Lau and
     Amy Yuen Ying Lau Cheung each delivered an irrevocable proxy to Catalina Asia, an entity controlled by the Company. Catalina Asia has a proxy to vote the 558,200 shares beneficially owned by Mr. Lau and an additional 191,800 shares of the Company also issued to previous stockholders of Go-Gro upon the acquisition. The 750,000 shares are voted at the direction of Messrs. Hersh, Rappaport, and Stewart, members of the Board of Directors of Catalina Asia. Except as to such shared voting power, each of Messrs. Hersh, Rappaport and Stewart disclaims beneficial ownership of such shares.

8 Based solely upon a Schedule 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. ("Dimensional"), an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over all the securities of the Issuer that are owned by the Portfolios. All securities reported are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such securities.

9 Based solely on a Schedule 13D filed with the Securities and Exchange Commission on February 10, 1999. This amount includes 34,600 shares held in trust for the benefit of Mr. Moss' children, the beneficial ownership of which shares Mr. Moss disclaims.

SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES AND MANAGEMENT

         The following table sets forth the number of shares of Common Stock beneficially owned at April 1, 1999 by each director, director nominee and executive officer and by all directors and executive officers of the Company as a group.



                                             COMMON STOCK
                                             BENEFICIALLY
       NAME OF BENEFICIAL OWNER                OWNED(1)           PERCENTAGE(1)
-------------------------------------       --------------       ---------------

Robert Hersh.........................      1,185,300(2),(13)          16.2%
Dean Rappaport.......................      1,117,100(3),(13)          15.1%
William D. Stewart...................      1,015,500(4),(13)          13.9%
Ryan Burrow..........................         20,700(5)                 *
Henry Latimer........................         14,495(6)                 *
Jesse Luxton.........................              0                    *
Jeffrey Silverman.....................        27,000(7)                 *
Leonard Sokolow......................         41,000(8)                 *
Howard Steinberg.....................         20,000(9)                 *
Brion Wise...........................              0                    *
Nathan Katz..........................        630,742(10)               8.6%
David W. Sasnett.....................         22,000(11)                *
Thomas M. Bluth......................         24,500(12)                *
All directors and executive officers
 of the Company and its subsidiaries as
 a group (10 persons)................      2,598,337(13)              31.6%


 * less than 1%

---------------------------

1 Includes shares which may be acquired pursuant to vested stock options and options which become exercisable through May 31, 1999. Percentage ownership based upon 7,078,369 shares outstanding as of April 1, 1999.

2    Includes shares purchasable through the exercise of options as follows:
     45,000 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 62,500 shares at $6.75 per share.

3    Includes shares purchasable through the exercise of options as follows:
     100,000 shares at $1.75 per share and 212,500 shares at $2.4375 per share.

4    Includes shares purchasable through the exercise of options as follows:
     20,000 shares at $1.75 per share and 212,500 shares at $2.4375 per share.

5 Includes 500 shares owned by Mr. Burrow's wife and shares purchasable through the exercise of options as follows: 2,000 shares at $6.625 per share, 2,000 shares at $10.75 per share, 2,000 shares at $6.25 per share and 12,000 shares at $3.75 per share.

6    Includes shares purchasable through the exercise of options as follows:
     2,000 shares at $6.25 per share and 12,000 shares at $3.75 per share.

7 Includes 2,000 shares purchasable through the exercise of options at $3.75 per share.

8    Includes shares purchasable through the exercise of options as follows:
     25,000 shares at $4.875 per share, 2,000 shares at $7.875 per share, 2,000 shares at $5.375 per share, 2,000 shares at $6.875 per share, 2,000 shares at $10.75 per share, 2,000 shares at $6.625 per share, 2,000 shares at $6.25 per share and 2,000 shares at $3.75 per share.

9 Includes 5,000 shares owned by Mr. Steinberg's wife over which shares Mr. Steinberg has the sole power to vote but as to which Mr. Steinberg disclaims beneficial ownership.

10 Includes shares purchasable upon the exercise of options as follows: 55,000 shares at $1.75 per share and 162,500 shares at $2.4375 per share.

11 Includes 20,000 shares purchasable through the exercise of options at $2.4375 per share.

12 Includes 22,500 shares purchasable through the exercise of options at $2.4375 per share.

13 Includes 750,000 shares owned by previous stockholders of Go-Gro Industries Limited which Messrs. Hersh, Rappaport and Stewart jointly have a power to vote pursuant to irrevocable proxies. Except as to such shared voting power, Messrs. Hersh, Rappaport and Stewart disclaim beneficial ownership of these shares.

                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

         Pursuant to its authority under the Company's Certificate of Incorporation and Bylaws, the Board of Directors has set the number of directors on the Board at seven. The Nominating Committee of the Board has recommended, and the Board of Directors has nominated, the seven persons named below for election as directors at the Annual Meeting. Three of the Company's nominees, Messrs. Luxton, Steinberg and Wise, are being nominated for the first time. Each of these three nominees are "independent" of the Company, as that term is used by the Council of Institutional Investors. The Council of Institutional Investors (an organization of over 100 public, Taft-Hartley and corporate pension funds which seeks to address investment issues that affect its members as shareholders of public companies) defines an independent director as someone whose only nontrivial connection to the corporation is that person's directorship and who does not have certain types of relationships with a corporation. For example, under the Council's definition, a director will not generally be considered independent if he or she has been employed by the corporation or an affiliate in an executive capacity or has in the past two years had a personal services contract with the corporation or one of its affiliates. The other four nominees currently serve as directors and include Messrs. Burrow and Sokolow as independent directors. Mr. Jeffrey Silverman, one of the Company's current directors, declined to be considered for renomination in order to have greater time for other business commitments.

         The Bylaws of the Company provide that each director is to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal. Each of the Company's nominees has consented to being named as such in this proxy statement and to serve as a director if elected. It is not expected that any of the following nominees will be unable to stand for election or be unable to serve if elected. In the event that any nominee is unable to serve for any reason, the proxies will be voted in the discretion of the proxy-holders.

         The following table sets forth certain information with respect to the Company's nominees for director.

NOMINEES OF THE COMPANY

                                                            DIRECTOR
     NAME            AGE    POSITION WITH THE COMPANY        SINCE
----------------      ---    -------------------------     ----------
Robert Hersh          52     Chairman, Chief Executive
                             Officer, President, Director       1988

Ryan Burrow           38     Director                           1994

Henry Latimer         61     Director                           1996

Leonard Sokolow       42     Director                           1990

Jesse Luxton          56     Director Nominee                     -

Howard Steinberg      68     Director Nominee                     -

Brion Wise            53     Director Nominee                     -

     ROBERT HERSH, a co-founder of the Company, has been the President and Chief Executive Officer of the Company since April 1991, Chairman of the Board since June 1991 and a Director of the Company since April 1988. Mr. Hersh served as the Executive Vice President of the Company from 1985 to April 1991 and as Secretary from June 1989 until June 1991. From 1969 until 1985 Mr. Hersh was the President and sole shareholder of Panel-Rama of Miami, Inc., a chain of retail home improvement centers. Mr. Hersh sold his interest in Panel-Rama of Miami, Inc. in 1985.


         RYAN BURROW has been a Director of the Company since April 1994. Since March 1997, Mr. Burrow has been the President of BPI Global Asset Management LLP, an investment management company managing over $1.6 billion in assets. Mr. Burrow was Managing Director for STI Capital Management, a wholly-owned investment management subsidiary of SunTrust Banks, Inc., from August 1993 to March 1997. Mr. Burrow served as a Senior Vice President of Sun Bank, N.A. from February 1990 to August 1993 and from September 1987 to February 1990 was a Senior Vice President for the Bank of New York/Irving Trust Company.

         HENRY LATIMER has been a Director of the Company since February 1996. Mr. Latimer has since 1994 been a partner with the law firm of Eckert, Seamans, Cherin & Mellott, a national law firm employing over 200 attorneys in nine cities. He is the Managing Partner of the Fort Lauderdale office and serves on the National Executive Committee and Compensation Committee of Eckert Seamans Cherin & Mellott. Mr. Latimer was formerly a partner with the law firm of Fine, Jacobson, Schwartz, Nash & Block from 1983 to 1994, served as a Circuit Court Judge in and for the Seventeenth Circuit, Broward County, Florida, from 1979 to 1983 and each year, was voted the most qualified Judge in that circuit by lawyers in that circuit. Mr. Latimer presently serves as a director of Florida Panthers Holdings, Inc, an entertainment company with shares traded on the New York Stock Exchange (PAW). Mr. Latimer also serves on the Orange Bowl Committee, the Board of Trustees of the University of Miami, the Broward Workshop and the Broward Partnership for the Homeless.


         LEONARD SOKOLOW has been a Director of the Company since March 1990. Since September 1996, Mr. Sokolow has been the President of Union Atlantic LC, a private merchant, banking and strategic consulting firm specializing domestically and internationally in technology industries. Since August 1993 Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business consulting firm. Mr. Sokolow was Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a closed-end management investment company, from August 1994 to December 1998. Mr. Sokolow was Executive Vice President-Operations, Administration and Finance of Windmere Corporation, a manufacturer and distributor of branded and private label small household appliances and personal care products, from March 1990 to July 1993. Mr. Sokolow was Senior Vice President of Windmere from February 1989 to March 1990 and General Counsel of Windmere from December 1988 to July 1993. Prior to joining Windmere, Mr. Sokolow was a partner with the law firm of Hornsby and Whisenand, P.A., practicing in the area of international and domestic corporate, securities and tax law. Mr. Sokolow is also a Certified Public Accountant. Mr. Sokolow presently serves as a director of Ezcony Interamerica, Inc., a distributor of major brand name consumer electronics to Latin America. The shares of Ezcony Interamerica are traded over the counter.

         JESSE LUXTON has since 1997 served as a consultant to manufacturers and distributors of houseware consumer products on issues raised in exporting from Asia and importing and selling products in the U.S. From 1987 to 1997, Mr. Luxton served as a Director, the President and Chief Executive Officer of National Picture and Frame Company, a manufacturer of picture frames with annual sales of $73,000,000 in 1997, whose shares were traded on the NASDAQ from 1993 until 1997 under the symbol "NPAF." Mr. Luxton serves on the Board of Directors of Glass Master Group, LLC, a company involved in automotive and commercial replacement glass, is a facilitator for the National Housewares Manufacturing Association and has extensive experience in sales to retailers such as mass merchants, home centers, hardware and specialty and warehouse clubs. Mr. Luxton also serves on the Board of the National Housewares Manufacturing Association and Southwest Texas State University Development Foundation. Mr. Luxton was also honored as a Distinguished Alumnus in 1998 from Southwest Texas State University.

         HOWARD STEINBERG has since August 1997 served as Chief Executive Officer and Director of PGM Products, LLC., a supplier of wood products and ceramic tile to the country's major home centers. PGM Products is the successor to Ply*Gem Manufacturing, a division of PlyGem Industries, Inc., which was acquired by Nortek Industries in August 1997. From 1975 until 1997, Mr. Steinberg served as Chief Executive Officer of the Ply*Gem Manufacturing division of Ply*Gem Industries, Inc. From 1964 until 1995, he served as President and Chief Operating Officer of Ply*Gem Paneling Centers, a paneling retail division of Ply*Gem Industries, Inc. Mr. Steinberg is also the President and a Director of Acorn USA Holding LLC., a holding company owning a majority interest in PGM Products, and is also a member of the Board of Directors of the International Wood Products Association, which represents the wood industry on legislative and regulatory matters affecting imported wood products.

         BRION WISE is a founder and since 1967 has served as Chief Executive Officer and Chairman of the Board of Western Gas Resources ("WGR"). WGR is an independent gas gathering, processor, energy marketer, and oil and gas producer. Its shares are traded on the New York Stock Exchange under the symbol WGR. Mr. Wise is also a Chemical Engineer. Prior to founding WGR, Mr. Wise worked as a gas processing engineer for Shell Oil Company.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE COMPANY'S NOMINEES. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF EACH OF THE COMPANY'S NOMINEES.

POSSIBLE THIRD-PARTY NOMINATIONS


         Mr. David M. Moss has indicated in materials delivered to the Company by his attorney that he may propose as nominees and solicit proxies for up to two director candidates at the 1999 Annual Meeting: himself and Mr. Richard Dubal, the president of a competitor of the Company. Moss has also disclosed in a report filed on February 10, 1999 with the U.S. Securities and Exchange Commission that he had sole voting and investment power over 429,082 shares of the Company's Common Stock, or 6.1% of the Company's outstanding stock (which amount includes 34,600 shares held in a trust for the benefit of Moss' children, as to which shares Moss disclaims ownership).


         Management and all members of the Board of Directors believe that the election of Moss' nominees to serve on the Board of Directors would be contrary to the interests of the Company and its stockholders for the following reasons:

     --> Richard Dubal is the president of a competitor of the Company. The
         Company believes that Dubal's membership on the Board of Directors could provide a competitive benefit to Mr. Dubal in running his company, while having significant adverse consequences to the Company and all other stockholders such as, for example: (1) having a competitor gain access to confidential Company information which could seriously undermine the Company's position with its customers, or (2) causing possible violations of antitrust laws because suppliers who compete with one another are not permitted to agree on certain business transactions which may adversely affect competition.


     --> Mr. Moss has no experience with the management or oversight of a business of the size and complexity of the Company. In August 1989, Mr. Moss' employment with the Company terminated after the Company's Board of Directors voted to remove him from all management positions and as Chairman of the Board. At that time, the Company was a small scale domestic wholesaler/distributor without internal manufacturing capabilities, and with a sales volume of approximately $54.6 million derived from a customer base of mostly small and medium-sized companies. Under present management, the Company has evolved to become an international manufacturer and distributor of lighting products with operations in the U.S., Canada, Mexico, Europe, China and Hong Kong; annual sales of as much as $197 million; ISO 9002 certified manufacturing capabilities; and a customer base comprising some of the world's largest retailers of these products. The Company believes that the sophistication and business acumen required to run the Company's business have increased dramatically since Moss' employment with the Company. Based upon its experience with Moss when he previously was an executive of the Company, the Company believes that some of the business practices Moss has employed in the past are inappropriate for the Company and could adversely impact the business, resulting in a loss of sales or profits.


         The Company has undertaken recent strategic initiatives that the Company believes demonstrate management's commitment to improving profitability and enhancing stockholder value, as well as its ability to adapt and position the Company for future success. These initiatives include:

   /bullet/ Initiation of stock repurchase plan under which the Board of Directors has authorized the Company to purchase up to $2,000,000 of the Company's Common Stock.

   /bullet/ Nomination of three new independent and experienced executives from diverse industries as candidates for election to the Company's Board of Directors.

   /bullet/ Construction of the Company's new 300,000 square foot ISO 9002 certified manufacturing complex located in Shenzhen, China. This factory completed its first full year of production in 1998 and significantly expands the Company's production capabilities in terms of quantity and quality. Management strongly believes these manufacturing capabilities provide the Company with a major competitive advantage for continued partnerships with major global retailers.

   /bullet/ The consolidation of inventories previously held in a public facility in California into the Mississippi distribution center, which eliminates significant annual warehousing costs formerly associated with the California facility while simultaneously improving overall inventory management and customer service.

   /bullet/ Relocation of Catalina Canada's offices to Toronto from Montreal. This move simplifies Canadian operations and brings the Company closer to most of its important Canadian customers.

   /bullet/ A major upgrade of the computer systems and automated business applications for domestic operations. This new enterprise system replaces the former business applications supporting sales, purchasing, distribution, inventory management, product development and finance and greatly expands the functionality and efficiency of the Company's business processes.

   /bullet/ The introduction of a wide variety of exciting new products (such as flashlights, GE brand fluorescent torchieres, worklights, ENERGY STAR energy efficient lighting, and fashion portable lighting) and the aggressive expansion of product development capabilities through a substantial commitment of resources, including the hiring of separate industry - recognized designers for the U.S. and European markets.

         The Company returned to profitability and reported other financial measures of success for the recently completed 1998 fiscal year, such as:

     -> Gross profit as a percentage of sales increased to 19.2%, the highest rate in the Company's history.

     ->  Cash generated from operations reached $16 million.

     ->  Outstanding debt fell to its lowest level in five years.

         Management believes these initiatives will also positively impact future results. The strategic initiatives and resulting improvements are the direct result of the ideas and contributions of key members of senior management. Based on statements from many of the Company's vice presidents, management believes that Moss' presence at the Company could lead to the departure of several of these key contributors, which would severely disrupt the positive momentum established over the past year and the Company's initiatives for the future.


        The Company has notified Moss that it believes he has not complied with the requirements imposed by the Company's advance notice bylaw provision regarding the nomination of director candidates for election at an Annual Meeting, and has requested that Moss arrange for the appropriate person(s) to provide the Company the notice required under the Company's bylaws. Counsel to Moss has disputed the Company's position as to whether Moss has satisfied the Company's bylaw requirements. As of the date of this Proxy Statement, the Company has not determined whether to waive its objections to Moss' nominations.

        If Moss seeks to nominate himself and/or Mr. Dubal at the Annual Meeting, the Company will permit votes in favor of those nominees to be submitted, but the Company reserves its right to challenge the validity of Mr. Moss' nominations in appropriate Florida court proceedings unless (i) the Company otherwise determines that Mr. Moss has satisfied the bylaw provisions or waives compliance with the bylaw provisions, or (ii) a court determines that Mr. Moss' notice was sufficient or that the Company's advance notice bylaw provisions are otherwise not operative.


         It is not certain that Moss will in fact seek to nominate himself and Mr. Dubal for election as directors or, if he does, whether he will solicit proxies from stockholders. IF MOSS SOLICITS STOCKHOLDERS TO VOTE FOR HIS NOMINEES, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU NOT SIGN ANY PROXY CARD SOLICITED BY MOSS.

                               PROPOSAL NUMBER TWO

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors recommends that the Stockholders ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's auditors for 1999. A representative of Deloitte & Touche LLP is expected to appear at the Annual Meeting to make a statement if he so desires and to be available to answer appropriate questions from stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE CURRENT YEAR. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT.

MEETINGS AND COMMITTEES OF DIRECTORS

         Four meetings of the Board of Directors were held during the past fiscal year; in addition, the Directors acted through unanimous written consent on one occasion. During fiscal 1998, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he was a director and (2) the total number of meetings held by all committees of the Board on which he served.

COMPENSATION AND STOCK OPTION COMMITTEE - The Compensation and Stock Option Committee is responsible for developing the Company's executive compensation strategy and for administering the policies and programs that implement this strategy. The Committee is composed of Messrs. Burrow, Latimer, Silverman and Sokolow, all of whom are independent non-employee directors. During fiscal 1998, the Compensation and Stock Option Committee met two times.


NOMINATING COMMITTEE - The Nominating Committee selects nominees to the Board of Directors. The Board will consider nominees recommended by stockholders of the Company, if submitted to the Chairman of the Board in writing a sufficient time in advance of the Annual Meeting of Stockholders. The Nominating Committee is composed of Messrs. Latimer, Silverman and Hersh. During fiscal 1998, the Nominating Committee met one time.


AUDIT COMMITTEE - The Audit Committee of the Board of Directors recommends a firm to be selected as the independent auditors to audit Catalina's financial statements and to perform other audit-related services. In addition, the Audit Committee reviews the scope and results of the audits that are conducted by the independent auditors, reviews interim and year-end results with management and considers the adequacy of Catalina's internal accounting procedures. The Committee is composed of Messrs. Sokolow and Burrow. During fiscal 1998, the Audit Committee met two times.

COMPENSATION OF DIRECTORS

         Salaried employees of the Company do not receive any additional compensation for serving as a director or committee member. Commencing with this year's Annual Meeting of Stockholders, non-employee directors will receive an annual retainer of $14,000 payable $7,000 in cash and in the number of shares equal to $7,000 calculated on the basis of the fair market value of the common stock on the date of the Annual Meeting. The stock is restricted and vests after one year or on a pro rata basis if the director ceases to serve on the Board during the year. For 1998, non-employee directors received an annual retainer of $14,000 per year in cash. Directors also have and will continue to receive $1,000 per Board meeting and Committee meeting attended. Mr. Burrow is reimbursed for his travel expenses to the meetings.

EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the Company's executive officers. Mr. Hersh's biography is set forth above under "Election of Directors."

       NAME          AGE         POSITION WITH THE COMPANY
---------------      ---     -----------------------------------------
Robert Hersh          52     Chief Executive Officer, President

Dean Rappaport        47     Executive Vice President, Chief Operating Officer

William D. Stewart    50     Executive Vice President

Nathan Katz           43     Executive Vice President

David W. Sasnett      42     Senior Vice President, Chief Financial Officer

Thomas M. Bluth       41     Vice President, Secretary, Treasurer

         DEAN RAPPAPORT has been an Executive Vice President of the Company since January 1988 and a Director of the Company since April 1988. From January 1988 to November 1996, Mr. Rappaport was Chief Financial Officer and Treasurer of the Company. Mr. Rappaport was promoted to Chief Operating Officer of the Company in November 1996.

         WILLIAM D. STEWART has been an Executive Vice President of the Company since 1989, and a Director of the Company since April 1994. From 1985 until he joined the Company, Mr. Stewart was an Executive Vice President of Crest Industries, Inc., a distributor of home improvement products.

         NATHAN KATZ has been an Executive Vice President of the Company since October 1, 1993 and Chief Executive Officer of Catalina Industries (formerly known as Dana Lighting), a wholly-owned subsidiary of the Company since August 1989. From October 1983 to August 1989, Mr. Katz was the Chief Executive Officer of Dana Imports, Inc., an importer of lamps located in Boston, Massachusetts.


         DAVID W. SASNETT has been Vice President of the Company since November 1994. In November 1996, Mr. Sasnett was promoted to Chief Financial Officer of the Company. Prior to that time, he was the Company's Controller. In November 1997, Mr. Sasnett became a Senior Vice President of the Company. From 1993 until he joined the Company, Mr. Sasnett was the Vice President - Finance and Controller of Hamilton Bank, N.A. and from 1980 to 1993 was employed by the international accounting firm of Deloitte & Touche.


         THOMAS M. BLUTH has been Vice President since August 1994 and Secretary of the Company since November 1994. Mr. Bluth became Treasurer of the Company in November 1996. From 1989 until he joined the Company, Mr. Bluth was Vice President and General Counsel for Ellis Diversified, Inc. From 1987 to 1989, Mr. Bluth was the Assistant Tax Director for Southwestern Bell Corporation.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information about the compensation of the Company's CEO and each of the other four most highly compensated executive officers of the Company during the fiscal years ended September 30, 1998, 1997 and 1996 for services in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                                                  COMPENSATION
                                        ANNUAL COMPENSATION(1)        AWARDS
                                       -----------------------    -------------
                                                                     SECURITIES
      NAME AND              FISCAL                                   UNDERLYING        ALL OTHER
 PRINCIPAL POSITION          YEAR        SALARY          BONUS(2)     OPTIONS(3)    COMPENSATION(4)
---------------------       ------      ---------        --------    -----------   ----------------
Robert Hersh                1998        $ 299,151         $26,190          -                $ 1,600
  Chairman, CEO             1997          284,905               -          -                  1,500
  and President             1996          271,338          43,787          -                  1,500


Dean Rappaport
  Executive Vice            1998          269,235          26,190          -                  1,600
  President, Chief          1997          256,414               -          -                  1,500
  Operating Officer         1996          244,204          43,787          -                  1,500

William D. Stewart          1998          269,235          26,190          -                  1,600
  Executive Vice            1997          256,414               -          -                  1,500
  President                 1996          244,204          43,787          -                  1,500


Nathan Katz                 1998          269,235          26,190          -                  1,600
  Executive Vice            1997          256,414               -          -                  1,500
  President                 1996          244,204          43,787          -                  1,500

David W. Sasnett
  Senior Vice               1998          151,068          15,000          -                  1,549
  President, Chief          1997          136,603          15,000          -                  1,216
  Financial Officer         1996          103,740          10,000      7,500                    655

-------------------------------
1 Perquisites and personal benefits furnished to the named executive officers do not meet the disclosure thresholds established under SEC regulations.


2 In accordance with their employment agreements, amounts for each of Messrs. Hersh, Rappaport, Stewart and Katz represent 1.67% of consolidated pretax income (prior to bonus accruals) for the respective fiscal years ended September 30.


3 Stock options vest annually in increments of one-third of the options granted.

4 The amounts disclosed in this column represent the Company's matching contributions to the Company's 401(k) plan.

OPTIONS GRANTED IN LAST FISCAL YEAR

         No stock options were granted to the named executive officers of the Company during the fiscal year ended September 30, 1998.

OPTION EXERCISES AND HOLDINGS

         The following table provides information as to options exercised by each of the named executive officers of the Company during the fiscal year ended September 30, 1998 and the value of options held by such officers at September 30, 1998 based on the closing price of the Company's stock on that date.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                     AND FISCAL YEAR END 1998 OPTION VALUES



                         SHARES                                                                   VALUE OF
                      ACQUIRED ON      VALUE        NUMBER OF SECURITIES UNDERLYING       IN-THE-MONEY OPTIONS AT
NAME                    EXERCISE     REALIZED(1)      OPTIONS AT SEPTEMBER 30, 1998          SEPTEMBER 30, 1998(2)
-----------------    -------------  ------------    -------------------------------     ---------------------------
                                                    EXERCISABLE      UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
                                                    -----------    ----------------     -----------   -------------
Robert Hersh             4,600        $11,788          317,100                0          $  52,300               0

Dean Rappaport           2,000        $ 4,375          317,100                0          $  52,300               0

William D. Stewart           0              0          232,500                0          $  10,000               0

Nathan Katz                  0              0          217,500                0          $  27,500               0

David W. Sasnett             0              0           17,500            2,500          $       0               0

---------------------------

1 The value realized is computed by multiplying the difference between the exercise price of the stock option and the market price of the Common Stock on the date of exercise by the number of shares of Common Stock with respect to which the options was exercised.

2 Based on the closing price of the Common Stock on September 30, 1998 of $2.25.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

         The Company has entered into employment agreements with Robert Hersh, Dean S. Rappaport, William D. Stewart and Nathan Katz which expire on September 30, 2001. Commencing October 1, 1993, Messrs. Hersh, Rappaport, Stewart and Katz's base annual salaries were $246,112, $221,500, $221,500, and $221,500, respectively, with annual increases of the greater of 5% or the percentage increases in the consumer price index published by the U.S. Department of Labor ("U.S. Consumer Price Index"). Messrs. Hersh, Rappaport and Stewart each received options to purchase 50,000 shares of Common Stock during each of the fiscal years 1990 through 1993 under the terms of their respective contracts. Mr. Katz received options to purchase 50,000 shares of Common Stock in both fiscal years 1992 and 1993. Messrs. Hersh, Rappaport, Stewart and Katz each received options to purchase 62,500 shares of Common Stock during fiscal year 1995. No options were awarded during fiscal years 1994, 1996, 1997 and 1998. The aforementioned options were issued under the Company's 1987 Stock Option and Stock Appreciation Rights Plan.


         In connection with the employment agreements of Messrs. Hersh, Rappaport, Stewart and Katz, the Company agreed to fund a management bonus pool (the "Pool") with 6.67 % of the Company's consolidated pretax profits (calculated prior to accrual of the bonus amounts) at the end of each of the Company's fiscal years beginning with the year ending September 30, 1990 (Mr. Katz was entitled to participate in the bonus pool beginning October 1, 1993). Under the employment agreements described above, Messrs. Hersh, Rappaport, Stewart and Katz were each entitled to not less than one-fourth of the Pool. Bonuses were waived in 1990, no amounts were distributed in 1991 and 1997 due to pretax losses and aggregate amounts earned by all participating executives under the Pool in fiscal 1993, 1994, 1995, 1996 and 1998 totaled approximately $356,000, $614,000, $60,000, $175,000 and $105,000, respectively.


         The employment agreements with Messrs. Hersh, Rappaport, Stewart and Katz each provide that, if the employee terminates his employment without good reason or is terminated for cause, such employee is subject to a non-competition provision for a three-year period. In the event of a change of control of the Company preceded, accompanied or followed (within specified time limits) by a reduction of the employee's compensation or a diminution of his status or responsibilities, the employee is entitled to terminate his employment and receive a lump sum distribution of compensation in an amount equal to three times his then current effective annual compensation, including, but not limited to, salary and bonuses. If the employee elects to so terminate, he will have the right to sell any shares of the Company's capital stock then owned to the Company at their fair market value and the non-competition provisions contained in the employment agreements shall terminate. Payments under the agreements by the Company after a change of control are, however, limited to the amount which would be deductible by the Company under the Internal Revenue Code of 1986, as amended. A "change of control" is deemed to occur upon (i) the acquisition of 21% of the Company's voting power, (ii) the election of three or more directors without approval of the incumbent directors, as defined, within a twelve-month period, or (iii) the incumbent directors becoming less than a majority of the Board of Directors of the Company or its successor. The agreements also provide for payments of three times annual compensation if the employment is terminated without cause by the Company or for good reason by the employee.


         On May 7, 1998, the Company entered into Change in Control Agreements with David W. Sasnett and Thomas M. Bluth. The Agreements expire in March 2001. Such Agreements provide that, in the event of a change in control of the Company, if the Company terminates the employment of either employee within certain time periods or the Company fails to negotiate an acceptable employment agreement with the employee, the Company shall pay the employee two times his annual base salary. In addition, the agreements with Messrs. Bluth and Sasnett, respectively, provide that in the event they are terminated "without cause" where there has been no change in control, Messrs. Bluth and Sasnett, respectively, are entitled to a severance payment equal to their annual base salary.

         The Company advances a portion of the costs of a reverse split-dollar life insurance policy for Mr. Rappaport, Mr. Stewart and Mr. Katz. In the event of the death of Mr. Rappaport, Mr. Stewart or Mr. Katz during the term of their employment agreements, the Company would receive $1,000,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and persons who hold more than 10% of the Common Stock were complied with during the 1998 fiscal year.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee is responsible for developing the Company's executive compensation strategy and for administering the policies and programs that implement this strategy. The Committee is composed of Ryan Burrow, Henry Latimer, Jeffrey Silverman and Leonard Sokolow.


         The Committee is charged with reviewing and approving compensation of the Company's executives each year. The Company's four most senior executive officers, including the Chief Executive Officer, are parties to employment agreements with the Company. Reference is made to "Employment Contracts; Termination of Employment and Change-in-Control Arrangements" above for a discussion of the Company's employment and other agreements with its executive officers. In reviewing these executives' compensation for 1998, the Committee subjectively determined that corporate and individual performance was adequately compensated under the terms of the executives' employment agreements. Accordingly, the executives' salaries and bonuses were established at the minimum level prescribed under such agreements, with bonuses being based upon the Company's profitability as measured by a percentage of pretax earnings and in certain cases the Company advancing amounts toward the cost of reverse split-dollar life insurance policies. The executives also participated in the Company-wide 401(k) plan, under which the Company, subject to the statutory limits, matches 25% of an employee's contributions up to 1% of the employee's salary. For the Company's other executive officers, the Compensation Committee's determinations regarding base salary and cash bonuses are based upon the Committee's determinations regarding individual experience and capabilities, performance issues specific to the executive's particular responsibilities, and salaries paid by other companies for comparable positions. Consistent with its policies for the executive officers with whom the Company has employment agreements and in order to assist in retaining key executives, in 1998 the Compensation Committee authorized the execution of change-in-control agreements with executives who are not parties to employment agreements.


         The Compensation Committee did not grant any stock options or restricted stock to executive officers during fiscal 1998, in light of the limited number of shares available for new grants under the Company's 1987 Stock Option and Stock Appreciation Rights Plan.

         The Chairman of the Board and Chief Executive Officer of the Company is Robert Hersh. Mr. Hersh's 1998 compensation was determined in accordance with the provisions of his employment agreement entered into in August 1989, which provided for a base salary and a cash bonus based upon the Company's profitability as measured by 1.67% of pretax earnings (calculated prior to any bonus accruals). Mr. Hersh's bonus was $26,190 in fiscal 1998. Mr. Hersh is not a beneficiary under Company sponsored reverse split-dollar life insurance policies such as those that cover certain other executive officers.

         The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986 (the "Code"). Code Section 162(m) provides that compensation paid to a company's chief executive officer and the four other highest paid executive officers employed by the company at year-end will not be deductible by the company for federal income tax purposes to the extent such compensation individually exceeds $1 million. Code Section 162(m) excepts from this limitation certain "performance-based compensation."

         Although base salary and bonuses paid to the named executive officers have traditionally been well under $1 million, compensation from the exercise of stock options could potentially cause a named executive officer to have compensation in excess of $1 million. The Compensation Committee has not adopted a policy requiring that all compensation arrangements qualify for deductibility under Code Section 162(m), meaning that options granted after April 10, 1997 may not be deductible if and to the extent their value ever causes one of the Company's executives to receive more than $1 million in compensation during any one year. However, all options granted to the named executive officers prior to April 10, 1997, the date of the Company's 1997 Annual Meeting, are exempt from Code Section 162(m) under a "grandfather" provision.


                                       SUBMITTED BY THE COMPENSATION AND STOCK
                                        OPTION COMMITTEE

                                       RYAN BURROW
                                       HENRY LATIMER
                                       JEFFREY SILVERMAN
                                       LEONARD SOKOLOW

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation and Stock Option Committee is composed of Messrs. Burrow, Latimer, Silverman and Sokolow. Mr. Latimer is a partner in the law firm of Eckert, Seamans, Cherin & Mellott. During the fiscal year ended September 30, 1998, the Company paid a total of approximately $18,000 in legal fees to Eckert, Seamans, Cherin & Mellott.

PERFORMANCE GRAPHS


         The following line graph compares the cumulative total return of the Company's Common Stock to the total return index for the Standard & Poors 500 Index and a Peer Group Index of five stocks for the five year period from September 30, 1993 through September 30, 1998. The graph assumes $100 invested at the beginning of the period and reinvestment of dividends.

         The Peer Group consists of Windmere-Durable Holding, Inc., Helen of Troy Corporation, Thomas Industries, Inc., Genlyte Group, Inc. and Craftmade International Inc. The companies included as part of the Peer Group Index were selected on the basis of the similarity of such companies to the Company, considering such factors as products sold, sourcing of products, distribution channels and the industry within which such companies operate.


                        (PERFORMANCE GRAPH APPEARS HERE)


                                       CUMULATIVE TOTAL RETURN
                                  ----------------------------------
                                   9/93  9/94  9/95  9/96  9/97  9/98
CATALINA LIGHTING, INC.            100   158    70    50    77    30
PEER GROUP                         100   125   133   195   303   257
S&P 500                            100   104   135   162   227   248

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leases a facility located in Massachusetts from a trust in which Nathan Katz holds a 50% interest. The lease expires in June 1999. Rent expense related to this lease was approximately $159,000, $164,000 and $540,000 for years ended September 30, 1998, 1997 and 1996, respectively.

         The Company leases its Hong Kong office from a company owned by Wai Check Lau, a stockholder of the Company. The lease expires in 2001 but may be extended for an additional year. Rent expense related to this lease was $257,000, $270,000 and $258,000, for the years ended September 30, 1998, 1997 and 1996, respectively.

         The Company has extended personal loans to Messrs. Rappaport, Stewart and Katz in the amount of $100,000, $50,000 and $70,000 respectively. Each of the loans is represented by a promissory note, bears interest at a floating rate equal to LIBOR plus 250 basis points, adjusted monthly (which since October 1997 has varied from 8.22% to 7.47%), and is collateralized by stock option agreements. Mr. Rappaport's note matures in December 1999 and Messrs. Stewart's and Katz's notes mature in January 2000. Since the beginning of the 1998 fiscal year, the highest amounts outstanding on these notes has been $100,000 for Mr. Rappaport (as of March 31, 1999), $50,000 for Mr. Stewart (as of March 31,
1999) and $76,888 for Mr. Katz (as of March 31, 1999).


         The Company also advances the premium payment on the whole life portion of reverse split-dollar life insurance policies that cover certain executives. The Company does not charge the executives interest on these advances, and the covered executives have generally repaid such amounts within approximately one year after they were advanced. Amounts advanced under this program since the beginning of the 1998 fiscal year were $9,507 for Mr. Rappaport in each of January 1998 and January 1999, $9,516 for Mr. Stewart in each of January 1998 and January 1999 and $9,050 for Mr. Katz in each of March 1998 and February 1999. These amounts remain outstanding as of March 31, 1999, except with respect to Mr. Katz, whose balance as of March 31, 1999 is $7,542.


PARTICIPANTS IN THE SOLICITATION

         Under applicable regulations of the Commission, each of the directors, director nominees and executive officers of the Company may be deemed to be a "participant" in the Company's solicitation of proxies, as well as the Company. Information about the principal occupations of directors, director nominees and executive officers is set forth under the sections entitled "Election of Directors" and "Executive Officers." Information about the present ownership of the Company's Common Stock, including the right to acquire shares of Common Stock, by directors, director nominees and executive officers is provided in the sections entitled "Security Ownership of Certain Beneficial Owners," "Security Ownership of Directors, Director Nominees and Management," "Compensation of Executive Officers" and "Compensation of Directors." Information about employment arrangements with executive officers is provided in the section entitled "Compensation of Executive Officers - Employment Contracts; Termination of Employment and Change-in-Control Arrangements." Information about other transactions between the Company and each of the directors and director nominees is provided in the section entitled "Certain Relationships and Related Transactions." The business address for each participant is c/o Catalina Lighting, Inc., 18191 N.W. 68th Avenue, Miami, Florida 33015. The following sets forth certain additional information regarding the Company's directors, director nominees and executive officers.

TRANSACTIONS IN THE COMPANY'S SECURITIES IN THE LAST TWO YEARS

         Listed below are the only purchases and sales of Common Stock within the last two years by the Company, the Company's directors, director nominees and executive officers and certain information regarding such transactions. This table does not include information with respect to stock option grants made under the Company's Employee Stock Option Plan.

                       PURCHASES AND SALES OF COMMON STOCK

                         NUMBER OF SHARES
          NAME           PURCHASED (SOLD)       DATE OF TRANSACTION(S)

--------------------    ------------------   --------------------------
Robert Hersh                   5,000                 December 30, 1997
                               4,600                      May 12, 1998
                               2,000                     June 17, 1998
                               4,600                 November 11, 1998
                              50,000                    March 10, 1999
                               5,000                    March 19, 1999

Dean Rappaport                (1,000)                  October 6, 1997
                               2,000                      May 28, 1998
                               4,600                 November 11, 1998

William D. Stewart            15,000                   January 8, 1998

Ryan Burrow                        -                         -

Henry Latimer                      -                         -

Jeffrey Silverman             25,000                   January 2, 1998

Leonard Sokolow                    -                         -

David W. Sasnett                 300                      July 2, 1997
                                 300                   January 6, 1998
                                 400                      May 18, 1998
                                 700                 February 16, 1999

Jesse Luxton                       -                         -

Howard Steinberg              15,000                 February 11, 1998
                               5,000                 February 16, 1998

Brion Wise                         -                         -

Catalina Lighting, Inc.        5,600                  December 8, 1998
                               3,500                  December 9, 1998
                               5,600                 December 11, 1998
                               5,000                 December 14, 1998
                               5,600                 December 15, 1998
                               5,600                 December 16, 1998
                               5,000                 December 17, 1998
                               2,400                 December 18, 1998
                               5,100                 December 28, 1998
                               5,100                 December 29, 1998
                               5,100                 December 30, 1998
                               5,100                 December 31, 1998
                               4,000                   January 4, 1999
                               2,000                   January 6, 1999
                               4,000                   January 8, 1999
                               4,200                  January 11, 1999
                               4,200                  January 13, 1999
                               4,200                  January 14, 1999
                               4,200                  January 15, 1999
                               4,100                  January 19, 1999
                               4,100                  January 20, 1999
                               4,100                  January 21, 1999
                                 600                  January 22, 1999
                               4,100                  January 25, 1999
                               4,100                  January 26, 1999
                               3,200                  January 28, 1999
                               2,600                  January 29, 1999
                               2,500                  February 1, 1999
                               2,300                  February 2, 1999
                                 200                 February 10, 1999
                               6,800                 February 11, 1999
                               6,800                 February 12, 1999
                               7,500                 February 16, 1999
                               2,200                 February 17, 1999
                               4,000                 February 18, 1999
                               8,200                 February 24, 1999
                               1,000                 February 25, 1999
                               1,000                 February 26, 1999
                               6,000                     March 3, 1999
                               2,200                     March 4, 1999
                               3,500                     March 8, 1999
                               2,500                    March 15, 1999
                               1,500                    March 18, 1999
                               1,500                    March 19, 1999
                               1,500                    March 22, 1999
                               1,500                    March 23, 1999
                               1,200                    March 29, 1999
                               1,200                    March 30, 1999
                              20,000                     April 5, 1999
                               2,000                     April 7, 1999
                               2,000                     April 8, 1999
                               2,000                    April 13, 1999

CERTAIN INFORMATION



         Except as disclosed elsewhere in this Proxy Statement, none of the Company's directors, director nominees or executive officers: (i) owns of record any securities of the Company that are not also beneficially owned by them; (ii) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to the securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of loses or profits, or the giving or withholding of proxies; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting, (iv) beneficially owns any securities of any parent or subsidiary of the Company, or (v) borrowed any funds to purchase any securities set forth under "Participants in the Solicitation." Except as disclosed elsewhere in this Proxy Statement, none of the Company's directors, director nominees or executive officers nor any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since the beginning of the Company's last fiscal year or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.


OTHER MATTERS

         Management is not aware of any other business that may come before the Meeting. However, if additional matters properly come before the Meeting, proxies will be voted at the discretion of the proxy-holders.

STOCKHOLDER PROPOSALS



         Stockholder proposals which are requested to be included, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, in the proxy materials of the Company at its next Annual Meeting must be received by the Company no later than December 25, 1999 to be eligible for consideration. Such a proposal must comply with requirements as to form and substance established by Rule 14a-8 and other applicable laws and regulations in order to be included in the proxy statement.



         Alternatively, under the Company's Bylaws, a proposal or nomination that the stockholder does not seek to include the Company's proxy materials for the next Annual Meeting pursuant to Rule 14a-8 must be submitted in writing to the Secretary of the Company by January 11, 2000, unless the date of the next Annual Meeting changes by more than 40 days from the date of the 1999 Annual Meeting. If the date of the next Annual Meeting changes by more than 40 days from the date of the 1999 Annual Meeting, such proposal or nomination must be delivered not later than the close of business on the later of 120 days preceding the next Annual Meeting or 10 days after the public announcement of the date for the next Annual Meeting. The stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of the Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the next Annual Meeting. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

EXPENSE OF SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers and directors of the Company personally or by telephone or facsimile for no additional compensation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the Common Stock held of record by such person, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.


         The Company has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. Pursuant to the Company's agreement with MacKenzie, MacKenzie will provide various proxy advisory and solicitation services for the Company at a cost of approximately $50,000 plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that MacKenzie will use up to approximately 30 persons in such solicitation.

         Although no precise estimate can be made at this time the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company will be approximately $80,000 of which approximately $30,000 has been incurred to date. This amount includes legal fees, printing costs and the fees payable to MacKenzie, but excludes (i) the salaries and fees of officers, directors, and employees of the Company and
(ii) the normal expenses of an uncontested election. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur in the election contest discussed herein.

                                    IMPORTANT

                  Your vote is important. Regardless of the number of shares of stock you own, please support your Board of Directors by promptly taking these few easy steps:

1. Please sign, date and mail promptly the enclosed Gold Proxy Card in the post-paid envelope provided.

2. Your Board of Directors recommends that you NOT sign any proxy card sent to you by Moss, not even as a vote of protest.

3. If your shares are held in the name of a brokerage firm or bank nominee, only it can sign a Gold Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please provide your instructions by signing, dating and mailing the enclosed Gold Proxy Card in the postage-paid envelope provided. Please do so for each account you maintain. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a Gold Proxy Card to be issued representing your shares.

4. AFTER signing the enclosed Gold proxy card, the Board of Directors recommends that you not sign any other cards. If you wish to vote for the Company's nominees as directors, do not vote "against" on the Moss proxy card; rather, discard any proxy cards sent to you by Moss.

IF YOU HAVE RECEIVED AND VOTED A PROXY CARD FROM MOSS BEFORE RECEIVING YOUR CATALINA LIGHTING GOLD PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT.

         If you have any questions or require assistance, please call:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE

                               NEW YORK, NY 10010

                            (212) 929-5500 (COLLECT)
                                       OR

                           (800) 322-2885 (TOLL FREE)

                            CATALINA LIGHTING, INC.

                             18191 N.W. 68TH AVENUE
                                MIAMI, FL 33015

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned, revoking all other proxies previously given, hereby appoints Robert Hersh and Thomas M. Bluth, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote all the shares of common stock of CATALINA LIGHTING, INC. held of record by the undersigned on April 1, 1999, at the Annual Meeting of Stockholders to be held on May 10, 1999 at 8:00 a.m. local time at 18191 N.W. 68th Avenue, Miami, Florida 33015, or any adjournment or postponement thereof.



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON THESE MATTERS AS THE PROXIES NAMED HEREIN MAY DETERMINE IN THEIR SOLE DISCRETION.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL AGENDA ITEMS. Please mark   /X/
                                                              your vote as
                                                            indicated. See
                                                                   example.




1.  ELECTION OF DIRECTORS:   Robert Hersh, Ryan Burrow, Henry Latimer,
                             Jesse Luxton, Leonard Sokolow, Howard Steinberg,
                             Brion Wise.


/ / FOR ALL               / / WITHHOLD AUTHORITY FOR ALL


/ / FOR ALL EXCEPT THE FOLLOWING NOMINEE(S):      INSTRUCTION: To withhold
                                                  authority to vote for any
                                                  individual nominee(s), check
                                                  the box at left and write that
                                                  nominee's name in the space
    ----------------------------------------      provided.



2. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountant of the Company for the current year.

     FOR     AGAINST     ABSTAIN
    / /        / /          / /



                                    Where shares are held by joint benefiaries, both should sign. When signing as attorney, executor, adminsitrator, trustee or guardian, please sign full title as such, If a corporation, please sign in full corporate name by President or other authoirzed officer. If a partnership, please sign in partnership name by authorized person.




SIGNATURE(S)                SIGNATURE(S)                      DATE       , 1999
            --------------               ---------------------    -------
           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


                              FOLD AND DETACH HERE